UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2009

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Coraopolis Heights Road
Moon Township, Pennsylvania	15108
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (412) 262-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 1, 2009, Atlas Pipeline Holdings, L.P. (the “Partnership”), which owns the general partner of Atlas Pipeline Partners, L.P. (“APL”), entered into the First Amendment (the “First Amendment”) to the Revolving Credit Agreement, dated as of July 26, 2006, by and among the Partnership, Atlas Pipeline Partners GP, LLC, as guarantor, Wachovia Bank, National Association, as administrative agent, and the lenders thereunder (as amended, the “Credit Agreement”), governing its credit facility. Before the execution of the First Amendment, the Credit Agreement provided the Partnership with a $50 million revolving credit facility, of which $46 million was outstanding.

In connection with the execution of the First Amendment, the Partnership agreed to immediately repay $30 million of the approximately $46 million outstanding indebtedness under the credit facility, so that approximately $16 million would remain outstanding. In addition, the Partnership agreed to repay $4 million of the remaining $16 million on each of July 13, 2009, October 13, 2009 and January 13, 2010, with the balance of indebtedness being due on the original maturity date of April 13, 2010. As of the effective date of the First Amendment, the commitment of the lenders to fund additional loans and the obligation to issue additional letters of credit under the Credit Agreement terminated, with the result that the Partnership will not be able to make additional borrowings under the credit facility. The Partnership’s $30 million repayment was funded from the proceeds of (i) a loan from Atlas America, Inc. (“ATLS”) in the amount of $15 million (the “ATLS Subordinate Loan”), as described in more detail below, and (ii) the purchase by APL of $15 million of preferred equity (the “AHD Sub Preferred Units”) in a newly-formed subsidiary of the Partnership, Atlas Pipeline Holdings II, LLC (“AHD Sub”), as described in more detail below.

As a result of the First Amendment, the Partnership is required to use any of its “Excess Cash Flow,” which is defined generally as cash and cash equivalents in excess of $1.5 million as of the last business day of each month, to repay outstanding amounts under the credit facility. In addition, the First Amendment requires the Partnership to prepay credit facility indebtedness with the net proceeds of any sales of its common units in APL on the day of receipt. The First Amendment amends the Credit Agreement to permit such sales at fair market value for cash.

Pursuant to the previously announced Second Amendment to the Revolving Credit and Term Loan Agreement dated as of July 27, 2007, by and among APL, Wachovia Bank, National Association, as administrative agent, and the lenders and guarantors thereunder, APL is restricted from paying distributions for the remainder of 2009.

Following the execution of the First Amendment, borrowings under the Partnership’s credit facility bear interest equal to either one of the following at the Partnership’s option: (1) the administrative agent’s reference rate plus an applicable margin (“base rate loans”) or (2) the London Interbank Offering Rate (“LIBOR”) plus an applicable margin (“LIBOR loans”). As of the effective date of the First Amendment, the applicable margin reduces to 0.0% for base rate loans and 0.75% for LIBOR loans. The applicable margin before the First Amendment varied quarterly based on the Partnership’s Leverage Ratio (as defined in the Credit Agreement) from 0.75% to 1.25% for base rate loans and 2.25% to 2.75% for LIBOR loans.

The First Amendment eliminated all financial covenants in the Credit Agreement requiring maintenance of a leverage ratio, combined leverage ratio with APL, and interest expense coverage ratio. In addition, the First Amendment prohibits the Partnership from paying any distributions on, or redeeming any of, its equity. The First Amendment permits the Partnership to pay operating expenses only to the extent incurred or paid in the ordinary course of business.

The material terms of the $15 million ATLS Subordinate Loan are as follows:

•	Interest accrues quarterly on the outstanding principal amount at the rate of 12% per annum, but before the maturity date, interest is payable entirely by increasing the principal amount of the note.

•	The maturity date is generally the day following the day that the Partnership pays all indebtedness under the credit facility (the “Termination Date”).

In addition, ATLS executed a guaranty agreement in favor of the administrative agent under the Credit Agreement guaranteeing the payment of all of the Partnership’s indebtedness thereunder. In consideration of this guaranty, the Partnership issued to ATLS a promissory note (the “Guaranty Loan”) with the following material terms:

•

The amount payable under the loan equals the interest that would be payable on a loan with a principal amount equal to the outstanding indebtedness under the Partnership’s credit facility, where the interest rate equals 3.75% per annum and accrues quarterly; provided that, before the maturity date, interest is payable entirely by increasing the principal amount of the note.

•	The maturity date is the day following the Termination Date.

The material terms of the AHD Sub Preferred Units are as follows:

•

Distributions are payable quarterly at the rate of 12% per annum, but before the Termination Date, distributions will be paid by increasing APL’s capital in AHD Sub. Upon the Termination Date, all preferred distributions will be paid in cash.

•	AHD Sub has the option, after the Termination Date, of redeeming all of the AHD Sub Preferred Units for an amount equal to the preferred unit capital.

The foregoing description of the First Amendment, the ATLS Subordinate Loan note and the Guaranty Loan note does not purport to be complete and is qualified in its entirety by reference to the First Amendment, the ATLS Subordinate Loan note and the Guaranty Loan note which are attached as exhibits and incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	First Amendment to Revolving Credit Agreement dated as of June 1, 2009

10.2	Atlas Pipeline Holdings II, LLC Limited Liability Company Agreement

10.3	Promissory Note to Atlas America, Inc. dated June 1, 2009

10.4	Guaranty Note to Atlas America, Inc. dated June 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC
its General Partner

Dated: June 1, 2009	/s/ Matthew A. Jones
	By:	Matthew A. Jones
	Title:	Chief Financial Officer

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